August 6, 2021

VIA EDGAR

United States Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Judiciary Plaza
Washington, D.C. 20549

Attn:	Jacqueline Kaufman, Staff Attorney
Erin Jaskot, Legal Branch Chief

Re:	Creek Road Miners, Inc.
Registration Statement on Form S-1
File No. 333-255445

Ladies and Gentlemen:

Pursuant to Rule 461 of the Securities Act of 1933, as amended, Creek Road Miners, Inc. (the “Company”) hereby requests that the Securities and Exchange Commission (the “Commission”) accelerate the effectiveness of the above-referenced Registration Statement to 4:00 p.m., Eastern Time, on Tuesday, August 10, 2021, or as soon thereafter as practicable or at such later time as the Company may orally request via telephone call to the staff of the Commission.

Thank you for your assistance. Should you have any questions, please contact Steven D. Pidgeon of DLA Piper LLP (US) at (480) 606-5124.

Very truly yours,

Creek Road Miners, Inc.

By:	/s/ Scott D. Kaufman
Scott D. Kaufman
Chief Executive Officer

cc:	Steven D. Pidgeon, Esq.